Exhibit 99.5


                LG&E Energy Names Frederick J. Newton, III,
        Senior Vice President - Human Resources and Administration

LOUISVILLE, Ky. - LG&E Energy Corp. (NYSE:LGE) announced today that Frederick James Newton, III, 42, has been named senior vice president - human resources and administration, effective May 15, 1998. Mr. Newton is currently senior vice president, human resources, for the Woolworth Corporation's Champs Sports Division.

At LG&E Energy, Mr. Newton will be responsible for all human resources, administration and labor relations activities for LG&E Energy Corp. and its subsidiaries, and will report directly to Roger W. Hale, LG&E Energy Corp. chairman and chief executive officer.

Mr. Newton has 11 years of executive leadership experience in human resources and labor relations with Woolworth, Unilever and Pepsico Inc. Prior to his business career, he served as a Commissioned Officer and Aviator in the United States Navy.

He received his bachelor of science degree in business administration/human resources from the University of Rhode Island, and an MBA with a concentration in labor relations and human resources from San Diego State University.

"I am pleased to welcome Fred to LG&E Energy's management team," said Hale. "As we rapidly expand the size and scale of our business, through activities such as our merger with KU Energy, we will rely heavily on his leadership to ensure that our human resources and labor relations functions are top-notch within the industry."

LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services and marketing company with businesses in energy marketing and trading; power generation and project development; and retail gas and electric utility services.

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